Exhibit 3.1

CERTIFICATE OF MERGER

OF

iPAYMENT MERGERCO, INC.

INTO

iPAYMENT, INC.

     Pursuant to the provisions of Section 251 of the Delaware General Corporation Law, iPayment, Inc., a Delaware corporation and the surviving corporation, hereby certifies that:

     FIRST: The name of the surviving Delaware corporation is iPayment, Inc. and the name of the Delaware corporation being merged into this surviving corporation is iPayment MergerCo, Inc.

     SECOND: The Agreement and Plan of Merger, dated as of December 27, 2005, among iPayment Holdings, Inc., iPayment MergerCo, Inc. and iPayment, Inc. (the “Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent companies.

     THIRD: The name of the surviving corporation is iPayment, Inc.

     FOURTH: The Certificate of Incorporation of the surviving corporation is amended in its entirety as set forth on Exhibit A hereto and as such shall be the certificate of incorporation of the surviving corporation.

     FIFTH: The executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is 40 Burton Hills Boulevard, Suite 415, Nashville, TN 37215.

     SIXTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of any constituent corporation.

     IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer, the 10th day of May, 2006.

iPAYMENT, INC.

By: /s/ Afshin Yazdian
     __________________________
      Name: Afshin Yazdian
      Title: Secretary

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
iPAYMENT, INC.
          FIRST : The name of the Corporation is iPayment, Inc.
          SECOND : The Corporation’s registered office in the State of Delaware is at 32 Loockerman Square, Suite 109, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is Registered Agent Solutions, Inc.
          THIRD : The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH : The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.
          FIFTH : The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.
          (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
          (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.
          (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

          (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
          SIXTH : The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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